Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125204

Proxy Statement/Prospectus Supplement

ELGIN BANK OF TEXAS	FRANKLIN BANK CORP.
31 North Main Street	9800 Richmond Avenue
Elgin, Texas 77042	Houston, Texas 77042
512.285.3311	713.339.8900

     This document is furnished to you as a supplement to the proxy statement/prospectus dated June 8, 2005 in connection with the proposed merger of Elgin Bank of Texas with and into Franklin Bank, S.S.B., an indirect wholly owned subsidiary of Franklin Bank Corp., and the special meeting of shareholders of Elgin to be held on July 12, 2005 to approve such merger. This proxy statement/prospectus supplement is provided to update certain information contained in the proxy statement/prospectus.

     The record date for the special meeting of shareholders of Elgin will be the close of business on May 31, 2005 and not May 20, 2005. This change will be made in order to comply with the bylaws of Elgin which require that the record date be not less than ten nor more than fifty days before the special meeting. The record date is a date selected by the Board of Directors for the purpose of determining which shareholders are entitled to notice of and to vote at a meeting of the shareholders or any adjournments. As of May 31, 2005, there were 40,000 shares of Elgin common stock issued and outstanding. Please disregard references in the proxy statement/prospectus to the prior record date.

FOR INFORMATION CALL THE BANK’S PRESIDENT AT 512.285.3311.

As discussed more fully in the proxy statement/prospectus, an investment in Franklin common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 19 of the proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under the proxy statement/prospectus and this proxy statement/prospectus supplement or determined if the proxy statement/prospectus and this proxy statement/prospectus supplement are accurate or adequate. Any representation to the contrary is a criminal offense. The securities Franklin is offering through the proxy statement/prospectus and this proxy statement/prospectus supplement are not savings or deposit accounts or other obligations of its bank subsidiary, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Proxy statement/prospectus supplement dated June 15, 2005
and first mailed to shareholders of Elgin on or about June 15, 2005